Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-000000) pertaining to the Arthur J. Gallagher & Co. 2014 Long-Term Incentive Plan, Deferred Equity Participation Plan, Deferred Cash Participation Plan, and Supplemental Savings and Thrift Plan of our reports, dated February 7, 2014, with respect to the consolidated financial statements and schedule of Arthur J. Gallagher & Co., and the effectiveness of internal control over financial reporting of Arthur J. Gallagher & Co., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

August 6, 2014